PROFESSIONAL SERVICE AGREEMENT

between       Peabodys Coffee Inc,                       (Refereed to as "PBDY")
              3845 Atherton Road, Suite 9,
              Rocklin,
              CA 95765

and           Elliott, Lane & Associates, Inc.,          (Referred to as "ELA")
              31951 Sunset Ave,
              Laguna Beach,
              CA 92677

Whereas, PBDY desires to seek investor relations representation in Germany and other European countries and,

Whereas, PBDY desires ELA to represent PBDY through its affiliations in Germany ("affiliates") and other European countries for disseminating investor relations (I.R.) information and creating awareness of PBDY in the European financial community.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, the parties hereto, intending to be legally bound, hereby agree as follows:

1. ELA, upon receipt of all documentation listed in Exhibit A attached hereto, will use its best efforts to seek a listing of PBDY shares on the Tradegate Stock Exchange, pursuant to the terms of Section 6a. Also, ELA, through its German affiliates, will distribute and disseminate information exclusively provided by PBDY to existing and potential shareholders in Europe.

2. ELA will provide such services as listed in Exhibit B for a period of four months, beginning on the date the full cash and stock fee is received by ELA, pursuant to the terms of Section 6.

3. PBDY will make a good faith effort to keep ELA informed and advised about all public information available about PBDY and that information alone will be the source of information for dissemination and translation to shareholders or other interested parties in Europe.

4. PBDY will send to ELA three copies of all filings made by PBDY with the Securities and Exchange Commission, NASD or other Stock Exchanges, immediately upon filing. One copy of every filing/press release will be faxed directly to the U.K. office of ELA.

5. PBDY's personnel will be available to ELA's affiliates for periodic updates, upon reasonable notice.

PBDY Initials:_____                  Page 1                   ELA Initials:_____

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6.   ELA's remuneration for the above services outlined will be as follows:

          a) PBDY will pay ELA a total of $42,500 USD in cash. An initial amount of $5,000 will be paid directly to ELA coincident with the signing of this agreement, a second amount of $37,500 (being the balance of the $42,500 cash fee) will be paid to ELA within 30 days of the closing of the acquisition of Arrosto Coffee by PDBY or in the event of Investment Capital is secured for PBDY such $37,500 will be paid to ELA directly from escrow upon the closing the financing.

          b) PBDY will issue 100,000 restricted shares (Rule 144 of the Securities Act of 1933) of common stock, coincident with the signing of this agreement, to ELA with piggyback registration rights.

7.   Special Conditions (Road-Show Presentations):
     All road show presentations will be at the Company's request and billed separately at $4,500 USD per location. Each presentation is usually a luncheon for up to approximately 40 invited guests/investors. Also, related cost such as travel and expenses are approximately $1,500 USD per presentation, for a total cost to the Company of $6,000 per location. We highly recommend at least two (2) road-show presentations per year.

8.   Indemnification.
     The Company agrees to indemnify and hold ELA, its attorneys and all of its officers, directors, employees, affiliates and agents harmless from and against any and all manner of actions, causes of action, claims, demands, costs, damages, liabilities, losses, obligations and expenses (including actual attorney's fees) arising or resulting from or related to ELA's performance of the services pursuant hereunder, unless they are due to breach of this agreement or gross negligence or wilful misconduct of ELA.

9.   Law, Forum and Jurisdiction.
     This agreement shall be construed and interpreted in accordance with the laws of the State of California. The parties agree that any dispute arising under or with respect to or in connection with this agreement, whether during the term of this agreement or at any subsequent time, shall be resolved fully and exclusively by binding arbitration in accordance with the commercial rules then in force of the American Arbitration Association and the proceedings taking place in Santa Ana, California.

10.  Attorney's Fees.
     In the event that any party institutes any action to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be entitled to reimbursement from the non-prevailing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

11.  Confidentiality.

PBDY Initials:_____                  Page 2                   ELA Initials:_____

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     The PBDY and ELA agree that unless and until mutually agreed upon, they and
     their   representatives  will  hold  in  strict  confidence  all  data  and information obtained with respect to the other party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:

          (i) to the extent such data or information are a matter of public knowledge or are required by law to be published; and,

          (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

12.  Entire Agreement.
     This Agreement applies to transactions, which involve successors, assigns, affiliates or subsidiary companies or entities. This agreement represents the entire agreement between the parties hereto relating to the subject matter hereof. This agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof and there are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Wherefore, the parties have executed this Agreement this ____ day of December 1999.

Peabody's Coffee Inc,

By: ____________________________
Name:

ELLIOTT, LANE & ASSOCIATES, INC.

By: ____________________________
        Mark Lane, Chairman

PBDY Initials:_____                  Page 3                   ELA Initials:_____

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                                    EXHIBIT A

INFORMATION REQUIRED FOR LISTING APPROVAL ON A GERMAN STOCK EXCHANGE:

1.   The Company=s latest Form 10K or Annual Report *

2.   Corporate brochure or corporate overview (if available)

3.   Last 6 months press releases *

4.   Copies of any media or analyst reports (if available)

5.   Standard & Poor listing sheet (if available)

6.   A letter on the Company=s letterhead addressed as follows: *

* Mandatory

Dear Sirs,

We hereby apply for a listing on the Tradegate Stock Exchange at as early a date as possible.

We are looking forward to being a participant in this market as soon as possible.

Very truly yours,
Peabody's Coffee Inc,

By:______________________________                   Date:__________________
Name:

PBDY Initials:_____                  Page 4                   ELA Initials:_____

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                                    EXHIBIT B

1. Research Report in German. This report is a summary and profile of your Company (products, services, management-background, outlook, etc.), which gives potential investors a scenario of your Company. This report will be sent to about 1,500 potential investors, money managers, stock advisory groups, journalists and publishers who have an interest in company's industry and business. Interested parties will have the opportunity of requesting from us the company's investor relation's kit.

2. Media Work. Articles will be strategically placed in the highest circulated media that that relates to your Company=s business and the stock and financial markets in general.

3. Permanent Presswork. Mailing and distribution on all company's press releases and corporate news translated in German and sent out via e-mail and/or direct mail.

4. Profile. Your corporate profile will be posted on the Internet via the TeamWork Kommunikations GmbH directory. Your Company will have its own portrait page with a link to your original homepage in the USA plus all corporate news and press releases will be posted in English and German languages.

5. Internet. Create an Internet presence in Europe by exposing the Company's web site to various financial and industry-related directories including one of Germany's most visited financial sites (over 200,000 hit per day).

6. Strategy. Our primary focus is strategic communications -- generating awareness and understanding of a company among members of the financial community -- traders, analysts, portfolio managers, brokers and individual investors; the business community, Press Editors and the general public. Our goal is to get a company's stock fully valued, increase trading volume, increase the number of foreign shareholders, expand analyst following and gain international media publicity for your company.

Optional Services and Costs:
----------------------------
      * Road  Shows.  After  investors  have  received  information  about  your
      Company,  it is  recommended  that  we  schedule  breakfast  and/or  lunch meetings in 2 or 3 European cities (i.e., Hamburg, Frankfurt) with institutional investors, fund managers and journalists (30 - 50 pre-qualified parties are usually invited).

* Special Conditions (Road-Show Presentations):
-----------------------------------------------
      All road show presentations will be at the company's request and billed separately at $4,500 USD per location. Each presentation is a luncheon usually for up to approximately 40 qualified invited guests/investors. Also, related cost such as travel and expenses are approximately $1,500 USD per presentation, for a total cost to the Company of $6,000 per location. We highly recommend at least two (2) road-show presentations per year.

PBDY Initials:_____                  Page 5                   ELA Initials:_____

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      Advertisements.   Several  "Tombstone-Ads"  should  be  booked  to  create
      interest in your Company in a way that investors can get a free copy of the research report and media kit mentioned above. This should be done in several different media and should be over a period of 4 - 8 weeks at a time when your Company is in a position to issue favorable corporate news and press releases:

      We recommend running these ads in the following 4 German media: (DER AKTIONAR, BorseOnline, Das Wertpapier, Euro am Sonntag) each with 5 ads over a 2 two-month period. This campaign would be a total of 20 ads with an average price per ad of $1,000 to $1,500 plus a 16% VAT tax.

PBDY Initials:_____                  Page 6                   ELA Initials:_____